SUBLEASE

dated as of

April 1, 2005

between

FINNAIR OY, Sublandlord

and

ROO GROUP, INC., Subtenant

Table of Contents

1.	Definitions and Basic Terms	2
2.	Demise; Term; Permitted Use	5
3.	Rents.	6
4.	Condition of the Sublease Premises; Sublandlord’s Work	9
5.	Subordination to and Incorporation of the Overlease	9
6.	Insurance and Indemnification	13
7.	Covenant of Quiet Enjoyment	Error! Bookmark not defined.
8.	Assignment and Subsubletting	13
9.	Electricity	15
10.	Alterations	Error! Bookmark not defined.
11.	Personal Property	15
12.	Security Deposit	16
13.	Notices	Error! Bookmark not defined.
14.	Broker	17
15.	Overlandlord Consent	17
16.	Miscellaneous	18

List of Exhibits

A Sublease Premises
B Sublandlord’s Work
B-1 Subtenant’s Work
C Overlease
C-1 Form of Consent by Overlandlord
D Exclusions from Incorporated Provisions
E Method of Charging for Electricity
F Included Personal Property
G Subtenant’s Insurance
H Subtenant’s Disclosures

SUBLEASE

dated as of the Sublease Date between Sublandlord and Subtenant

W I T N E S E T H:

WHEREAS Sublandlord is now the tenant under the Overlease which demises portions (the "Overlease Premises") of the Building; and

WHEREAS Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, the Sublease Premises on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Sublandlord and Subtenant agree as follows:

1.	Definitions and Basic Terms

Set forth below are certain definitions and basic terms of this Sublease.

1.1. Sublease Date	April 1, 2005
1.2. Sublandlord	Finnair Oy, having an address at 228 East 45th Street, 8th floor, New York, New York 10017
1.3. Subtenant	Roo Group, Inc., having an address at 62 White Street, New York, New York
1.4. Overlandlord	the landlord under the Overlease. 575 Realties, Inc., having an address at 575 Madison Avenue, New York, New York 10022, is now the Overlandlord.
1.5. Overlease
that certain lease dated December 1, 1993 originally between 575 Realties, Inc., as landlord, and Finnair Oy, as tenant,

as amended on the following dates: by letter agreement dated December 6, 1993, by the Lease Modification and Extension Agreement dated September 17, 2001 (“Lease Modification Agreement”), and by the Second Amendment dated September 17, 2001 (the “Second Amendment”), and as hereafter amended.

1.6. Incorporated Provisions	all of the provisions of the Overlease except for those listed on Exhibit D hereto, and further provided that certain Incorporated Provisions are modified as set forth in Exhibit D-1 hereto.
1.7. Building	the building located at 228 East 45th Street, New York, New York
1.8. Sublease Premises	[Check one.] X the portion of the Overlease Premises shown on Exhibit A hereto.

1.9. Expiration Date	November 29, 2008
1.10. Sublease Base Rental Rate
$120,000 per annum for the period from the 30th day following the Commencement Date (such 30th day being called the “Base Rental Commencement Date”) to December 31, 2005; $123,600 per annum for the period from January 1, 2006 to December 31, 2006; $127,308 per annum for the period from January 1, 2007 to December 31, 2007, and $131,127.24 per annum for the period from January 1, 2008 to November 29, 2008. To the extent that the Sublease Base Rental Rate is expressed above on a per annum basis for a period which is less than a full year, then the per annum rate which is specified above shall be prorated based on the number of days in such period to 365 days. Regardless of the Method of Charging for Electricity selected in Section 1.16, the Sublease Rental Rate does not include a charge for electricity.

1.11. Subtenant’s Proportionate Share	46.33% per cent determined by dividing the 5,932 rentable square feet allocated to the Sublease Premises by the 12,803 rentable square feet allocated to the Overlease Premises.
1.12. Sublease Premises Rentable Area
5,932 rentable square feet. This area is agreed upon by Sublandlord and Subtenant, and shall be used for purposes of this Sublease regardless of the actual area of the Sublease Premises. Sublandlord shall not be deemed to have represented the accuracy of the Sublease Premises Rentable Area.

1.13. If Subtenant will pay additional rent based on increases in real estate taxes, check here XX and complete Section 1.13.1 and 1.13.2.
1.13.1. Sublease Real Estate Taxes Base Year
2005 calendar year (the Real Estate Taxes for the Sublease Real Estate Taxes Base Year are determined by the average of the Real Estate Taxes payable for the 2004/2005 tax fiscal year and the Real Estate Taxes payable for the 2005/2006 tax fiscal year)

1.13.2. Real Estate Taxes	Real Estate Taxes [Insert term used in the Overlease to refer to real estate taxes, e.g. Taxes, Real Estate Taxes, Impositions.]
1.14. If Subtenant will pay additional rent based on increases in operating expenses, check here __ and complete Section 1.14.1 and 1.14.2.

1.14.1. Sublease Operating Expenses Base Year	Not applicable
1.14.2. Operating Expenses	Not applicable [Insert term used in Overlease to refer to operating expenses, e.g. Operating Expenses, Expenses, Basic Cost.]
1.15. If Subtenant will pay additional rent based on increases in the porter wage rate, check here __ and complete Section 1.15.1, 1.15.2 and 1.15.3.
1.15.1. Sublease Porter Wage Base Date	Not applicable
1.15.2. Porter Wage Multiplier	Not applicable [Insert the applicable multiplier; e.g. in case of 1½ cent increase in rent for each 1 cent increase in the Porter Wage the multiplier would be 1½.]
1.15.3. Porter Wage Rate	Not applicable [Insert term used in Overlease to refer to porter wage rate, e.g. Wage Rate.]
1.16. Method of Charging for Electricity (as described on Exhibit E hereto)	[Check one.] Option B XX
1.17. Included Personal Property	the items, if any, listed on Exhibit F hereto.
1.18. Personal Property Rent	$0.00 per annum.

1.19. Required Security Deposit Amount
$60,000; provided that the Required Security Deposit Amount shall be reduced to $50,000 on the first anniversary of the Base Rental Commencement Date if the Subtenant is not then in default under this Sublease, and further provided that the Required Security Deposit Amount shall be reduced to $40,000 on the second anniversary of the Base Rental Commencement Date if the Subtenant is not then in default under this Sublease, and further provided that the Required Security Deposit Amount shall be reduced to $30,000 on the 180th day after the second anniversary of the Base Rental Commencement Date if the Subtenant is not then in default under this Sublease.

1.20. Recognized Broker	Newmark & Company Real Estate, Inc. and Frederic P. Green & Company, Inc.
1.21. Sublandlord’s Work	the work, if any, listed on Exhibit B hereto
1.22. this Sublease
this Agreement of Sublease, including the Incorporated Provisions as incorporated herein. The terms “herein,”“hereunder”, etc. refer to this Agreement of Sublease, including the Incorporated Provisions as incorporated herein.

2.	Demise; Term; Permitted Use

2.1.	Sublandlord hereby subleases to Subtenant, and Subtenant hereby hires from Sublandlord, the Sublease Premises upon and subject to the terms and conditions hereinafter set forth.

2.2.	The term of this Sublease shall commence on the first date (the “Commencement Date”) on which all of the following shall have occurred:

2.2.1.	Overlandlord shall have consented hereto in accordance with Section 15 below;

2.2.2.	all occupants of the Sublease Premises, if any, shall have vacated the same;

2.2.3.	if any Sublandlord’s Work is listed on Exhibit B hereto, the same shall have been substantially completed (as such phrase is defined in Section 4.3); and

2.2.4.	either (a) Sublandlord shall have notified Subtenant that the foregoing conditions have been satisfied, or (b) Subtenant shall have commenced to occupy the Sublease Premises.

If Subtenant shall take occupancy of the Sublease Premises prior to the Commencement Date, such occupancy shall be subject to all of the terms and conditions of this Sublease, including the obligation to pay rent. The provisions of this Section 2.2 shall be regarded as an “express provision to the contrary” within the meaning of Section 223-a of the Real Property Law. If the Commencement Date has not occurred by the 30th day after the Sublease Date, then either party to this Sublease may terminate this Sublease, and in the event of such termination, no party shall have any further liability under this Sublease, except that the Subtenant shall be entitled to a return of the Required Security Deposit Amount to the extent actually received by the Sublandlord; provided, however, that if subparagraphs 2.2.1 and 2.2.2 have been complied with, and the Sublandlord’s Work has commenced (or the Overlandlord or the Sublandlord has made contractual arrangements for the performance of the Sublandlord’s Work), then neither party shall be entitled to terminate this Sublease as provided above in this paragraph unless the Sublandlord’s Work is not substantially completed within 15 business days of the date on which such work commenced (or contracted for). The Sublandlord hereby consents to the performance by the Subtenant of the work described on Schedule B-1 hereto, provided that the Subtenant first obtains the consent of the Overlandlord to such work (to the extent that such consent is required by the terms of the Overlease).

2.3.
If either party hereto shall so request, the parties hereto shall execute and deliver an instrument confirming the Commencement Date, but the failure of either party to execute and deliver such instrument shall not affect the Commencement Date.

2.4.
The term of this Sublease shall expire on the Expiration Date or on such earlier date upon which such term shall expire or be terminated pursuant to any of the provisions of this Sublease or pursuant to law.

2.5.
Subtenant shall use the Sublease Premises for the purposes permitted under the Overlease, and for no other purposes, provided that the Subtenant shall not use the Sublease Premises for the sale of airline tickets, and shall not have any right to use any basement space.

3.	Rents

3.1.
Subject to Section 1.10 of this Sublease, Subtenant shall pay to Sublandlord rent (“Base Rent”) at the rate per annum equal to the Sublease Base Rental Rate, payable in monthly installments (which are equal in amount over the applicable year or applicable shorter period) in advance on the Base Rental Commencement Date and on the first day of each month thereafter, pro-rated for any partial month or any period less than a year. Upon execution of this Sublease, Subtenant shall make an advance payment of one month’s Base Rent to be applied to the first full month’s Base Rent.

3.2.
Commencing on the Commencement Date, Subtenant shall pay to Sublandlord additional rent equal to Subtenant’s Proportionate Share of all amounts payable by Sublandlord attributable to increases in Real Estate Taxes above Real Estate Taxes for the Sublease Real Estate Taxes Base Year (i.e., the average of the Real Estate Taxes payable for the 2004/2005 tax fiscal year and the Real Estate Taxes payable for the 2005/2006 tax fiscal year).

3.3.	[OMITTED]

3.4.
Subtenant’s payments under Section 3.2 in respect of Real Estate Taxes shall be due on the dates on which Sublandlord’s payments under the corresponding provisions (relating to payments of additional rent on account of Real Estate Taxes) of the Overlease are due to Overlandlord and shall be pro-rated for any partial month or year; provided, however, that (except for subsequent continuing payments in the same or lesser amount) no such payment of any such additional rent shall be due until the earlier of 1) the date that Sublandlord is required to make payment on account of such additional rent, or 2) ten days after Sublandlord shall have furnished Subtenant with notice of such additional rent (to the extent Subtenant has received notice thereof from the Overlandlord), together with a copy of the related bill and supporting documentation received by Sublandlord.

3.5.
If Overlandlord shall issue to Sublandlord any credit or refund in respect of Real Estate Taxes relating to any part of the term of this Sublease, and if Subtenant is not in default under this Sublease, and to the extent Subtenant has paid additional rent under this Sublease on account of the Real Estate Taxes with respect to which such credit or refund applies, then Sublandlord shall (a) provide Subtenant with a copy of the supporting documentation received by Sublandlord and (b) give to Subtenant a credit or refund equal to Subtenant’s Proportionate Share of the portion of such credit or refund remaining after deducting therefrom:

3.5.1.	the portion, if any, of such credit or refund resulting from any reduction in Real Estate Taxes to an amount less than the Real Estate Taxes for the Sublease Real Estate Taxes Base Year, and

3.5.2.	any reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Sublandlord in connection with obtaining such credit or refund.

3.6.
If the amount of Real Estate Taxes for the Sublease Real Estate Taxes Base Year shall be reduced (by reason of assessment reduction, audit, or otherwise), the reduced amount shall be used in computing Subtenant’s liability under Section 3.2, with respect to periods after such reduction and for recomputing Subtenant’s liability with respect to periods prior to such reduction. Subtenant shall pay Sublandlord any additional amounts due in respect of such prior periods within ten days of Sublandlord’s bill therefor which shall be accompanied by a copy of the supporting documentation received by Sublandlord.

3.7.	[OMITTED].

3.8.
Subtenant shall, within ten days of demand, pay or reimburse Sublandlord for all amounts payable under the Overlease arising out of Subtenant’s requests for services or other acts or omissions, including (a) supplemental chilled or condenser water, (b) above building standard or overtime HVAC, (c) extra cleaning, (d) overtime or dedicated freight elevator service, and (e) any maintenance, repair or other service for which a separate charge is made by Overlandlord. This Section 3.8 shall not be applicable to electricity, which is covered by Section 9 hereto.

3.9.
As used herein the term "additional rent" shall refer to all sums of money which shall become due and payable by Subtenant to Sublandlord hereunder, other than Base Rent, and the term "rents" shall refer to Base Rent and additional rent. All rents shall be payable in lawful money of the United States at such place and to such person as Sublandlord shall from time to time designate.

3.10.
Subtenant shall promptly pay all rents as and when the same shall become due and payable without set-off, offset or deduction of any kind whatsoever and, if Subtenant fails to pay any additional rent when due, Sublandlord shall have all of the rights and remedies provided for herein or at law or in equity as in the case of non-payment of Base Rent.

3.11.
Sublandlord's failure to deliver any statements or bills required to be delivered to Subtenant hereunder, or Sublandlord's failure to make a demand under this Sublease, shall not be a waiver of, or cause Sublandlord to forfeit or surrender, its rights to collect any rents which may have become due pursuant to this Sublease. Subtenant's liability for rents accruing during the term of this Sublease, and Sublandlord's obligation to refund overpayments of or adjustments to rents paid to it by Subtenant, shall survive the expiration or sooner termination of this Sublease.

4.	Condition of the Sublease Premises; Sublandlord’s Work

4.1.
Subtenant represents that it has examined (or waived examination of) the Sublease Premises. Sublandlord has not made and does not make any representations or warranties as to the physical condition of the Sublease Premises (including any latent defects in the Sublease Premises), the uses to which the Sublease Premises may be put, or any other matter or thing affecting or relating to the Sublease Premises, except as specifically set forth in this Sublease.

4.2.
Except as provided in Section 4.3, (a) Subtenant agrees to accept the Sublease Premises in their "as is" condition on the date hereof, as the same may be affected by reasonable wear and tear after the date hereof, and (b) Sublandlord shall have no obligation whatsoever to alter, improve, decorate or otherwise prepare the Sublease Premises, or any portion thereof, for Subtenant's occupancy.

4.3.
If any Sublandlord’s Work is listed on Exhibit B hereto, then after Overlandlord shall have consented to this Sublease in accordance with Section 15 and after all occupants of the Sublease Premises, if any, shall have vacated the same, Sublandlord shall promptly request the Overlandlord both to commence and thereafter diligently to prosecute to completion Sublandlord’s Work. Sublandlord shall notify Subtenant when Sublandlord’s Work is substantially completed (and if notice under this sentence shall not previously have been given, any notice by Sublandlord under Section 2.2.4 shall also constitute notice under this sentence). Any such notice shall be binding upon Subtenant unless, within ten days of its receipt thereof, Subtenant shall notify Sublandlord of the particular respects in which Subtenant claims that Sublandlord’s Work was not substantially completed. Any dispute between Sublandlord and Subtenant regarding whether Sublandlord’s Work has been completed or substantially completed or the date of such completion or substantial completion shall be resolved by an architect designated by Sublandlord (who may be the architect who prepared the plans for Sublandlord’s Work). As used in this Sublease the term “substantially completed” shall mean completed except for details of construction (commonly known as “punch list items”) the non-completion of which does not materially adversely affect Subtenant’s use of the Sublease Premises.

5.	Subordination to and Incorporation of the Overlease

5.1.
This Sublease is subject and subordinate to the Overlease, and to all leases, mortgages and other rights or encumbrances to which the Overlease is subject or subordinate. This provision shall be self-operative but Subtenant shall within ten days of Sublandlord's request execute any instrument reasonably requested by Sublandlord or Overlandlord to evidence or confirm the same. Sublandlord represents that (a) a true and complete copy of the Overlease (excluding redacted terms and conditions not relevant to Subtenant) has been delivered to the attorneys for the Subtenant and is described in Section 1.5, and a copy thereof may also be annexed to Exhibit C of one or more counterparts of this Sublease, (b) the Overlease is in full force and effect, (c) to the best of Sublandlord’s knowledge, Sublandlord is not in default in the payment of rent or additional rent under the Overlease, and (d) Sublandlord has not received any notice of default under the Overlease, except for any defaults which Sublandlord has cured and Overlandlord is no longer claiming to exist. Sublandlord shall not voluntarily terminate the Overlease except pursuant to a right of termination expressly set forth in the Overlease, and Sublandlord shall not amend the Overlease in a manner adverse to Subtenant in any material respect. If the Overlease shall terminate for any reason then this Sublease shall also terminate. Sublandlord shall not be liable for any such termination unless such termination (a) shall have arisen out of a default under the Overlease by Sublandlord not arising out of a default hereunder by Subtenant or (b) shall have been effected by Sublandlord in violation of this Section 5.1.. Subtenant acknowledges that the Subtenant is subject to all rights which the Overlandlord has reserved in the Overlease, as well as all rights which the Sublandlord has under the Overlease relating to the portion of the Overlease Premises which does not include the Sublease Premises.

5.2.
Except as otherwise expressly provided in, or otherwise inconsistent with, this Sublease, and except to the extent not applicable to the Sublease Premises, the Incorporated Provisions are hereby incorporated in this Sublease by reference with the same force and effect as if set forth herein, except that, unless the context requires otherwise:

5.2.1.	references in the Incorporated Provisions to Owner, Landlord or Lessor shall be deemed to refer to Sublandlord;

5.2.2.	references in the Incorporated Provisions to Tenant or Lessee shall be deemed to refer to Subtenant;

5.2.3.	references in the Incorporated Provisions to the Premises or the Demised Premises shall be deemed to refer to the Sublease Premises;

5.2.4.	references in the Incorporated Provisions to other provisions of the Overlease that are not incorporated herein shall be disregarded; and

5.2.5.	references in the Incorporated Provisionsto subleases, sublettings or subtenants shall be deemed to refer to subsubleases, subsublettings or subsubtenants.

5.3.
Notwithstanding anything to the contrary in the Incorporated Provisions or any other part of this Sublease, Sublandlord shall not be deemed to have made any representation made by Overlandlord in any of the Incorporated Provisions. Moreover, notwithstanding anything to the contrary in the Incorporated Provisions or any other part of this Sublease, Sublandlord shall not be obligated

5.3.1.	to provide any of the services or utilities that Overlandlord has agreed in the Overlease to provide,

5.3.2.	to make any of the repairs or restorations that Overlandlord has agreed in the Overlease to make,

5.3.3.	to comply with any laws or requirements of public authorities with which Overlandlord has agreed in the Overlease to comply, or

5.3.4.	to take any action with respect to the operation, administration or control of the Building or any of its public or common areas that the Overlandlord has agreed in the Overlease to take,

(all the foregoing being herein called the “Building Services”) and Sublandlord shall have no liability to Subtenant on account of any failure of Overlandlord to do so, or on account of any failure by Overlandlord to observe or perform any of the terms, covenants or conditions of the Overlease required to be observed or performed by Overlandlord. Notwithstanding the above, the Sublandlord hereby delegates to the Subtenant the right to make any claim against the Overlandlord that the Sublandlord could have made under the Overlease on account of the Overlandlord’s failure to render any services in the Sublease Premises; provided that, to the extent any such failure also affects the Sublandlord in the Overlease Premises, the Sublandlord may elect to make a joint claim with the Subtenant, or to file a separate claim against the Overlandlord, on account of such failure.

5.4.	Sublandlord agrees:

5.4.1.
upon Subtenant's request, to use reasonable efforts (excluding litigation), at Subtenant's expense, (a) to cause Overlandlord to provide any Building Service, or (b) to obtain Overlandlord’s consent or approval whenever required by the Overlease (unless, in such instance, Sublandlord shall be entitled to withhold its consent or approval even if Overlandlord shall have granted its consent or approval), and

5.4.2.
that, if under the Overlease any right or remedy of Sublandlord or any duty or obligation of Overlandlord is subject to or conditioned upon Sublandlord's making any demand upon Overlandlord or giving any notice or request to Overlandlord then, if Subtenant shall so request, Sublandlord, at Subtenant's expense, shall make such demand or give such notice or request , except that Sublandlord shall not be required to request Overlandlord’s consent or approval with respect to any act or thing as to which Sublandlord shall have determined in accordance with this Sublease to withhold its consent or approval.

5.5.	Whenever Subtenant desires to do any act or thing which requires the consent or approval of Overlandlord:

5.5.1.
Subtenant shall not do such act or thing without first having obtained the consent or approval of both Overlandlord and Sublandlord (and Sublandlord's right to withhold consent or approval shall be independent of Overlandlord's right);

5.5.2.
Subtenant shall not request Overlandlord's consent or approval directly (and no efforts by Sublandlord to obtain Overlandlord’s consent or approval shall constitute Sublandlord's consent or approval or prejudice Sublandlord's right to withhold consent or approval); and

5.5.3.	in no event shall Sublandlord be required to give its consent or approval prior to Overlandlord doing so.

5.6.
Notwithstanding any other provision of this Sublease, Subtenant shall perform all of its obligations hereunder at such times, by such dates or within such periods as Sublandlord shall be required to perform its corresponding obligations under the Overlease, except as expressly provided to the contrary in this Sublease. If Overlandlord shall give any notice of failure or default under the Overlease arising out of any failure by Subtenant to perform any of its obligations hereunder (other than the payment of money) then Sublandlord shall promptly furnish Subtenant with a copy thereof (to the extent actually received by Sublandlord). If the Overlease shall provide any grace or cure period for such failure or default then the grace or cure period hereunder shall expire two (2) days prior to the date on which the grace or cure period under the Overlease shall expire. In no event shall this Section 5.6 extend the time, date or period by or within which Subtenant is required to perform.

5.7.
If (a) Subtenant shall fail to perform any of its obligations hereunder and such failure shall continue beyond any cure period provided for herein, or (b) Overlandlord shall give any notice of failure or default under the Overlease arising out of any failure by Subtenant to perform any of its obligations hereunder then, in either case, Sublandlord shall have the right (but not the obligation) to perform or endeavor to perform such obligation, at Subtenant’s expense, and Subtenant shall, within ten days of Sublandlord’s demand from time to time, reimburse Sublandlord for all costs and expenses incurred by Sublandlord in doing so.

6.	Insurance and Indemnification

6.1.
Whenever, pursuant to any of the Incorporated Provisions as incorporated herein, Subtenant is required to furnish insurance to or for Sublandlord, Subtenant also shall be required to furnish such insurance to or for Overlandlord and such other persons as shall be entitled thereto under the Overlease, provided that, in the case of any such other person not named in the Overlease (or any exhibit or attachment thereto), Sublandlord shall have notified Subtenant thereof.

6.2.
Whenever, pursuant to any of the Incorporated Provisions as incorporated herein, Subtenant is required to indemnify or defend Sublandlord, Subtenant shall be required also to indemnify or defend Overlandlord and such other persons as shall be entitled thereto under the Overlease.

6.3.
In addition to Subtenant’s obligations under Section 6.2, Subtenant shall indemnify, defend and hold harmless Sublandlord from and against any loss, cost, damage or expense (including, without limitation, reasonable attorneys’ fees), or any claim therefor, arising out of (a) actions taken by Sublandlord at Subtenant’s request pursuant to Section 5.4, or (b) any failure by Subtenant to observe or perform any of the terms, covenants or conditions of this Sublease required to be observed or performed by Subtenant, including any loss, cost, damage or expense which may result from (i) any default under or termination of the Overlease arising by reason of any such failure, or (ii) any holding over by Subtenant in the Sublease Premises beyond the expiration or sooner termination of this Sublease, including any such liability with respect to the entire Overlease Premises arising out of such holding over by Subtenant, or (iii) any violation of the Overlease by the Subtenant.

7.	Covenant of Quiet Enjoyment.

Sublandlord covenants that Subtenant may peaceably and quietly enjoy the Sublease Premises without disturbance by Sublandlord or any person claiming by, through or under Sublandlord, subject nevertheless to the terms and conditions of this Sublease and to the Overlease and any other leases and mortgages to which this Sublease is subordinate.

8.	Assignment and Subsubletting

8.1.	Except as provided below, without the prior written consent of Overlandlord and Sublandlord (which Sublandlord may withhold in its sole discretion) in each instance:

(a) this Sublease shall not be assigned, encumbered or otherwise transferred, including by operation of law;

(b) the Sublease Premises shall not be subsublet by Subtenant in whole or in part; and

(c) the Sublease Premises shall not be used or occupied by any person other than Subtenant, in whole or in part.

Notwithstanding anything to the contrary in this Sublease, the Sublandlord agrees that it shall not unreasonably withhold its consent to any subsublease by the Subtenant; provided that, to the extent any such subsublease is prohibited by the Overlease, or the consent of the Overlandlord is required, pursuant to the Overlease, to such subsublease, then the Sublandlord shall not be deemed to be unreasonable for withholding such consent until the Overlandlord consents thereto. Further, in the case of ROO Media Corporation (USA), ROO Media (Australia) Pty Ltd. (Australia), Undercover Media Pty Ltd. (Australia), ROO Media Europe Pty Ltd (UK), ROO Broadcasting Limited (Australia), ROO TV Pty Ltd. (Australia), Bickhams Media Inc. (USA), and VideoDome Networks.com Inc. (USA) (the foregoing entities which are specified in this sentence being collectively called the “Related Entities”), the Sublandlord agrees that so long as the Subtenant controls any such Related Entity and owns 50% of more of the outstanding shares and other equity interests in such Related Entity, then the Sublandlord agrees that its consent shall not be required for any subsublease or license by the Subtenant to such Related Entity if and to the extent both 1) any such subsublease is not prohibited by the Overlease, and 2) the consent of the Overlandlord is not required, pursuant to the Overlease, to such subsublease or license. Any change in the ownership or control of Subtenant having as its principal purpose the transfer of this Sublease shall be deemed an assignment of this Sublease.

8.2.
Any subsublease shall be subject and subordinate to this Sublease. No assignment shall be valid or effective unless and until the assignee shall have delivered to Sublandlord an instrument, in form satisfactory to Sublandlord, pursuant to which the assignee assumes the due observance and performance of all of the obligations of Subtenant hereunder from and after the date of such assignment.

8.3.
No assignment or subsublease shall release the Subtenant named herein or any of its successors from any liability hereunder. If this Sublease is assigned or the Sublease Premises or any part thereof are subsublet in violation of this Sublease then Sublandlord may collect rents from or accept performance from the assignee or subsubtenant and no such collection or acceptance shall effect any such release or be deemed to constitute Sublandlord’s consent to any assignment or subsubleasing.

9.	Electricity

9.1.	Subtenant shall pay for electricity in accordance with the provisions of Exhibit E and Option B as selected in Section 1.16..

9.2.
Subtenant shall pay all sales, use and/or utility taxes attributable to the electricity furnished to the Sublease Premises; all amounts payable under this Section 9.2 shall be due within ten days of Sublandlord’s bills therefor.

9.3.
If Subtenant is not in default under this Sublease, Sublandlord shall pay to Overlandlord or the utility company all charges for electricity furnished to the Overlease Premises, except as otherwise provided in Exhibit E, Option B.

9.4.
In no event shall Sublandlord have any liability for any defect in, or any interruption or failure of, the electricity furnished to the Sublease Premises; provided, however, if the Subtenant is not in default under this Sublease, then the Sublandlord shall not directly cause any interruption in electrical service to the Subtenant which causes damages to the Subtenant. In no event shall Subtenant draw more electricity than that which the feeders, risers, panels and other electricity supply equipment serving the Sublease Premises are capable of safely supplying.

10.	Alterations

10.1.
Subtenant shall not make any alterations, installations, additions or improvements in or to the Sublease Premises without first having obtained the consent or approval of Overlandlord (if and to the extent required by the Overlease) and of Sublandlord. Sublandlord may withhold such consent or approval in its sole discretion.

10.2.
If Overlandlord and Sublandlord shall consent to any alterations, installations, additions or improvements then Subtenant shall observe and perform all of the terms, covenants and conditions of the Overlease applicable thereto.

11.	Personal Property

11.1.
Sublandlord hereby leases to Subtenant, and Subtenant hereby hires from Sublandlord, the Included Personal Property listed on Exhibit F hereto, if any. In consideration of the foregoing, Subtenant shall pay to Sublandlord, as additional rent payable in equal monthly installments together with each monthly payment of Base Rent, an amount per annum equal to the Personal Property Rent and any sales, use or other taxes that may be imposed in connection with the Subtenant’s rental, use or right to use the Included Personal Property pursuant to this Sublease.

11.2.	Subtenant shall:

11.2.1.	accept the Included Personal Property in its “as is” condition as of the date hereof, as the same may be affected by reasonable wear and tear after the date hereof,

11.2.2.
insure the Included Personal Property against loss or damage by fire or other casualty (and all of the provisions of this Sublease applicable to insurance required to be carried by Subtenant shall be applicable thereto), and

11.2.3.
surrender the Included Personal Property to Sublandlord in the Sublease Premises upon the expiration or sooner termination of this Sublease in the same condition as at the commencement of this Sublease, as the same may be affected by reasonable wear and tear or damage by fire or other casualty; provided, however, that if the Included Personal Property shall have been damaged by fire or other casualty and not repaired or replaced then upon such expiration or sooner termination Subtenant shall pay to Sublandlord the full replacement cost thereof.

12.	Security Deposit

Concurrently with its execution and delivery of this Sublease, Subtenant shall deliver to Sublandlord a security deposit in the Required Security Deposit Amount to secure the faithful observance and performance by Subtenant of the terms and conditions of this Sublease. If Subtenant defaults in the observance or performance of any of such terms and conditions, Sublandlord may use or apply all or any part of such security deposit for the payment of any rent not paid when due or for the payment of any other amounts due Sublandlord by reason of such default, including, without limitation, any necessary and reasonable costs of Sublandlord’s observing or performing such terms or conditions on Subtenant’s behalf and any deficiencies in reletting or damages incurred by Sublandlord. If Sublandlord shall use or apply all or any part of such security deposit, Subtenant shall, immediately upon notice from Sublandlord, deliver to Sublandlord additional funds so as to restore the security deposit to the Required Security Deposit Amount. If Subtenant shall faithfully observe and perform all of the terms and conditions of this Sublease, the security deposit, or so much thereof as shall not have been used or applied in accordance with this Section 12, shall be returned to Subtenant after both the expiration or sooner termination of this Sublease and the vacation and surrender of the Sublease Premises in accordance with this Sublease. If Sublandlord shall transfer the security deposit to an assignee of Sublandlord’s interest under the Overlease, the Sublandlord making such transfer and assignment shall be deemed released from all liability to Subtenant with respect to the security deposit or the return thereof, and Subtenant agrees to look solely to the transferee and assignee with respect thereto. Subtenant shall not assign (other than to an assignee of this Sublease) or encumber its interest in the security deposit and no such assignment or encumbrance shall be valid or binding upon Sublandlord.

13.	Notices

Any notice or other communication under this Sublease shall be in writing and shall be sent by United States express mail or by a nationally recognized overnight delivery service addressed to the party for whom intended at its address set forth on the signature page hereof (with a copy to the attorney for such party designated on such signature page, or to such other attorney as such party may designate by notice in accordance with this paragraph), or to such other address as such party shall have designated by notice to the other in the manner herein prescribed. Any such notice, etc. shall be deemed given when delivered or refused or when delivery is attempted on a business day.

14.	Broker

Subtenant represents and warrants to Sublandlord that Subtenant has dealt with no broker, agent or finder in connection with this Sublease other than the Recognized Broker and Subtenant agrees to indemnify Sublandlord against any claim for commission or other compensation in connection with this Sublease made against Sublandlord by any other broker, agent or finder with whom Subtenant has dealt, or is claimed to have dealt, in connection with this Sublease, and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and disbursements incurred by Sublandlord in the defense of any such claim or in enforcing its rights under this paragraph. Sublandlord shall pay the commission due the Recognized Broker in accordance with a separate agreement.

15.	Overlandlord Consent

This Sublease is subject to Overlandlord's consent. Sublandlord shall request the same and pay any fees or charges for such consent expressly provided for in the Overlease. Subtenant agrees promptly to provide any financial or other information reasonably requested by Overlandlord. Each party agrees promptly to execute and deliver a consent agreement requested by Overlandlord substantially in the form annexed hereto as Exhibit C-1.. If Overlandlord's consent to this Sublease is not received within 30 days of the full execution and delivery hereof, either party by notice to the other given prior the receipt of Overlandlord's consent, may cancel this Sublease, in which case Sublandlord shall promptly return to Subtenant all sums theretofore paid by Subtenant hereunder to Sublandlord. Subtenant waives any claim against Overlandlord arising out of any failure or refusal by Overlandlord to grant consent.

16.	Miscellaneous

16.1.
In any instance in which Sublandlord is required by any provision of this Sublease or applicable law not unreasonably to withhold consent or approval, Subtenant's sole remedy shall be an action for specific performance or injunction requiring Sublandlord to grant such consent or approval, all other remedies which would otherwise be available being hereby waived by Subtenant. In any such action, the winning party shall be entitled to reimbursement of its reasonable attorneys’ fees from the losing party.

16.2.
This Sublease contains the entire agreement between the parties and all prior negotiations and agreements are merged in this Sublease. Any agreement hereafter made shall be ineffective to change, modify or discharge this Sublease in whole or in part unless such agreement is in writing and signed by the parties hereto.

16.3.
The submission of this document by Sublandlord to Subtenant shall not constitute an offer by Sublandlord and Sublandlord shall not be bound in any way unless and until 1) this Sublease is executed and delivered by both parties, and 2) the Recognized Broker and the Sublandlord have entered into a written agreement regarding the brokerage commissions payable on account of the Sublease.

[continued on next page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement of Sublease as of the day and year first above written.

Sublandlord	Subtenant
FINNAIR OY a ____________________________ By: /s/ D. Lahtinen__________________ Name:_D. Lahtinen___________ Title:_Director Sales__________	ROO GROUP, INC. a ____________________________ By:_/s/ Robin Smyth________________ Name:_Robin Smyth__________ Title:_Chief Financial Officer___

Address for Notices: 228 East 45th Street 8th Floor New York, N.Y. 10017 Attn: Mr. Om Bhambri	Address for Notices: 62 White Street New York, N.Y. (until the Commencement Date, and after the Commencement Date all notices to the Tenant shall be sent to the Sublease Premises)
with a copy to:	with a copy to:
Brook Boyd P.C. 19th Floor 2 Grand Central Tower 140 East 45th Street New York, New York 10017	Sichenzia, Ross, Friedman & Ference LLP 1065 Avenue of the Americas (41st St.) N.Y., N.Y. 10018 Attn: David Schubauer, Esq.

Exhibit A

Sublease Premises

[Note: The floor plan for the Sublease Premises is annexed hereto and was also emailed by Brook Boyd to Craig Biscone on March 11, 2005 and March 16, 2005.]

Exhibit B

Sublandlord’s Work

The Sublandlord shall request, within 5 days after the Sublease Date, that the Overlandlord furnish and install in the Sublease Premises the carpeting specified in Section 5(a) of the Lease Modification Agreement, as modified by Section 1 of the Second Amendment; provided that the Sublandlord also has the right to request that the Overlandlord furnish and install, instead of the foregoing carpet, a carpet known as Normandy Lifton Co., “Peppercorn 004,” Resolution 20, Class 2, radiant panel, which the Overlandlord has informed the Sublandlord is in stock as of March 28, 2005. The actual installation of such carpeting shall be deemed to be the Sublandlord’s Work for the purposes of this Sublease. If such carpeting is no longer available when the Sublandlord’s Work is to begin, then the Sublandlord shall inform the Subtenant of the carpeting which is then in stock and which the Overlandlord is willing to install pursuant to such Second Amendment, and the Subtenant shall have the right, within 2 business days after receiving notice of the then available types of such carpeting, to pick a carpet from such types of carpeting before it is installed.

Exhibit B-1

Subtenant’s Work

Touch-up painting within the Sublease Premises; replacement of missing ceiling tiles; and removal of interior partition walls that are not structural or load-bearing and that do not contain any wires, pipes or other building systems.

Notwithstanding anything to the contrary in the Sublease, the Subtenant shall not be entitled to do any work in the Sublease Premises unless or until the Overlandlord shall have consented to the Sublease. Once such consent has been delivered, then if and to the extent the Subtenant performs any work or alterations in the Sublease Premises, the Commencement Date shall be deemed to have occurred, and the Subtenant shall be deemed to have waived any right to cancel or terminate the Sublease on account of the failure of the Commencement Date to occur.

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Exhibit C
Overlease

Exhibit C-1

Form of Consent by Overlandlord

[Note: The form of consent was faxed by Brook Boyd to Craig Biscone on March 16, 2005.]

2

Exhibit D

Exclusions from Incorporated Provisions

The following provisions of the Overlease are not incorporated into this Sublease:

1.
The provisions of the Overlease providing for Sublandlord to pay additional rent based on Real Estate Taxes and/or Heat Costs Escalation and/or Porter Wage Rate and/or increases therein. (See Sublease §3)

2.	The provisions of the Overlease providing for Overlandlord to provide liability and/or casualty insurance. (See Sublease §6)

3.	Any covenant of quiet enjoyment. (See Sublease §7)

4.	The provisions of the Overlease relating to subleasing and assignment by Sublandlord (See Sublease §8)

5.
The provisions of the Overlease relating to alterations, installations, additions or improvements (other than any such provisions relating to the removal thereof at the end of the term). (See Sublease §10)

6.	The provisions of the Overlease limiting the Overlandlord’s liability to its interest in the real property of which the Overlease Premises are a part.

7.	The provisions of the Overlease requiring Overlandlord to indemnify, defend and/or hold harmless Sublandlord with respect to the common or public areas of the Building.

8.	Any provisions of the Overlease redacted from the copy thereof attached to this Lease as Exhibit C.

9.
The following additional provisions of the Overlease: The portion of the first page of the printed form of the Overlease beginning, “WITNESSETH: Landlord hereby leases” and ending “(unless this lease be a renewal)”.Article 27 (“Bills and Notices”), the second sentence of Article 30 (“Definitions”), Article 39(a) (relating to notices, etc.), Article 42 (“Real Estate Tax Escalation”), 43 (“Wage Rate Escalation”), 44 (“Heat Costs Escalation”), Article 58 (“Broker”); Article 60 (“Landlord’s Work; Tenant’s Work”), Article 61 (“Parking Space”), Article 62 (“Basement Space”), Article 63 (“Non-Disturbance Agreement”), Article 64 (“Occupancy; Delivery of Possession”), Article 65 (“Rider to Article 6”), and Article 66 (“Rider to Article 9”); and Sections 1-10 of the Lease Modification Agreement; and Sections 1-4 of the Second Amendment..

Exhibit D-1

Modifications of Incorporated Provisions

To the extent that an Incorporated Provision is specified below, it is deemed to be incorporated only as modified below. In the event of any inconsistency between this Exhibit D-1 and any other provision of this Sublease, this Exhibit D-1 shall control.

Notwithstanding Article 2 of the Overlease, the Subtenant may not sell airline tickets in the Sublease Premises, and may not use any basement space.

Supplementing Article 3 of the Overlease, the Subtenant acknowledges that it must obtain the approval of both the Overlandlord and Sublandlord to the contractors which will be performing such alterations.

Notwithstanding Article 4 of the Overlease, the Sublandlord does not have any obligation pursuant to Article 4 of the Overlease to maintain and repair any part of the Overlease Premises or the Building or to remedy any condition as provided in such Article 4.

Notwithstanding Article 6 of the Overlease, “Landlord” in such Article 6 shall be deemed to include both Overlandlord and Sublandlord; and Sublandlord shall not be deemed to make the representation contained in the typed insert (1) to Article 6 regarding floor load capacity.

Supplementing Article 8 of the Overlease, “Landlord” in such Article 8 shall include both Sublandlord and Overlandlord.

Notwithstanding Article 9 of the Overlease, Sublandlord shall have no obligation to repair or restore any part of the Building.

Notwithstanding the typed insert (3) to Articles 26 and 28, Sublandlord shall have no obligation to use reasonable efforts as provided in such insert (3).

Notwithstanding Article 28 of the Overlease, the Sublandlord shall not have any liability to Subtenant as the result of the failure of the Overlandlord to provide any of the supplies or services specified in Article 28.

Supplementing Article 35(c) of the Overlease, the Subtenant shall name as insureds not only the Sublandlord and its agents, contractors and employees but also the Overlandlord and its agents, contractors and employees. The Subtenant shall provide the insurance coverages specified in Exhibit G to this Sublease.

2

Supplementing Article 36(f)(i), the Subtenant has prepared, and represents the truth and accuracy of, all information relating to the Subtenant and set forth in Exhibit H annexed hereto.

Notwithstanding Article 47 (“Hazardous Materials Prohibited”), the Sublandlord is not deemed to make any representation regarding asbestos or other Hazardous Materials.

Notwithstanding Article 49 (“Electricity”), Sublandlord does not have any obligation to provide any electricity, and does not make any representation as to the amps available to the Subtenant, and the Subtenant shall not be entitled to use more than the Subtenant’s Proportionate Share of the 240 amps specified in Article 49 of the Overlease for “other electrical requirements.”

Notwithstanding Article 51 (“Air Conditioning Equipment”), Sublandlord assumes the obligations of the Tenant specified in the first sentence of Article 51, but Sublandlord shall have no obligation pursuant to the second sentence of Article 51.

Notwithstanding Article 52 (“Freight Elevator Service”), Sublandlord shall have no obligation to provide freight elevator service.

Supplementing Article 28(d) and Article 53 (“Tenant’s Cleaning Contractor”), Subtenant shall not be obligated to pay for any cleaning services or for any trash removal, provided the Subtenant shall be responsible for the cost of cleaning any abnormally dirty portions of the Sublease Premises and for the removal of any abnormal amounts of trash.

Notwithstanding Article 55 (“Glass Replacement”), the Sublandlord shall not be obligated to replace any glass.

Notwithstanding Article 59 (“Lobby Directory”), the Sublandlord shall be obligated in Article 59 only to request the Overlandlord to provide only one listing for the Subtenant in the lobby directory.

Notwithstanding Exhibits E-F of the Overlease, Sublandlord has no liability pursuant thereto.

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Exhibit E

Method of Charging for Electricity

Option B

In consideration of the electricity furnished to the Sublease Premises during any period, Subtenant shall pay to Sublandlord as additional rent for such period an amount equal to the product of

(1)
the amount payable for such period by Sublandlord in respect of electricity furnished to the Overlease Premises (whether payable (a) directly to the utility company or (b) to Overlandlord (i) on the basis of a submeter measuring the electricity usage in the Overlease Premises, (ii) under a so-called “rent-inclusion” provision or (iii) otherwise) (the “Overlease Electric Charge”), multiplied by

(2)	Subtenant's Proportionate Share,

provided, however, that if for any period (x) all or any portion of the Overlease Premises are vacant and (y) the Overlease Electric Charge is less than it would have been in the absence of such vacancy then Sublandlord shall have the right to adjust the Overlease Electric Charge to equal the amount which Sublandlord reasonably estimates it would have been in the absence of such vacancy; and further provided that the Subtenant shall also pay to the Sublandlord on demand the portion of the Overlease Electric Charge representing electrical consumption in the Sublease Premises exceeding the electrical consumption which would normally be expected of an office tenant occupying the Sublease Premises; and, in addition, the Subtenant shall also pay to the Sublandlord on demand 100% of the charges for electricity which are reasonably allocated to the use by the Subtenant of any supplemental air conditioning equipment serving the Sublease Premises. The Subtenant acknowledges that the air-conditioning unit known as AC3 serves only the Sublease Premises, and that the Subtenant shall be responsible for 100% of the electricity consumed by such unit, as reasonably determined by the Sublandlord. Payments under this Option B shall be due within ten days of Sublandlord’s bills therefor. If Subtenant shall so request, Sublandlord shall provide Subtenant with a copy of any electricity bill provided by the utility company or Overlandlord. The Subtenant further agrees that, to the extent the electricity consumption for the Overlease Premises during any period is in excess of the electricity consumption for the Overlease Premises during the comparable portion of the 2004 calendar year, then such excess may be allocated 100% to the Subtenant except to the extent that Finnair is demonstrated to be responsible for such excess. The Sublandlord and its agents and contractors shall have the right to have reasonable access to the Sublease Premises in order both to adjust the thermostat and other controls relating to any air conditioning equipment in the Sublease Premises, and to service such equipment.

Exhibit F

Included Personal Property

NONE

Exhibit G

Subtenant’s Insurance Certificate

2

Exhibit H

Subtenant’s Disclosures

In compliance with Article 36(f)(i) of the Overlease, the Subtenant hereby provides the following detailed description of the business, character and financial references of the Subtenant (including the Subtenant’s most recent balance sheet and income statements certified by its chief financial officer or a certified public accountant), including the following documents:

- Form 10-KSB/A of the Subtenant for the transition period from July 31,2003 to December 31, 2003 (the Subtenant represents that annexed hereto is a copy of such form as filed with the U.S. Securities and Exchange Commission, and that a copy of such form has also been delivered by the Subtenant to the Sublandlord before the Sublease Date).

- Form 10-QSB/A of the Subtenant for the period ending September 30, 2004 (the Subtenant represents that annexed hereto is a copy of such form as filed with the U.S. Securities and Exchange Commission, and that a copy of such form has also been delivered by the Subtenant to the Sublandlord before the Sublease Date).

- March 7, 2005 article in Crain’s entitled “Growing dot-coms choose to sell”

- Summary entitled “RooGroup Inc.” prepared by the Subtenant

The Subtenant further agrees to provide on a timely basis all other information, regarding the Subtenant, reasonably requested by the Overlandlord or Sublandlord.

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